Airspan Networks Completes Acquisition of ArelNet

BOCA RATON, Fla. - June 16, 2005 — Airspan Networks, Inc. (Nasdaq: AIRN) announced today that it has completed the acquisition of all of the outstanding shares of ArelNet Ltd (TASE: ARNT) for $8.7 million. In accordance with the definitive purchase agreement signed by the companies on March 29, 2005, Airspan has paid the price comprised of $4.0 million of cash and 1,001,325 shares of common stock of Airspan.

The consideration is expected to be delivered to ArelNet’s shareholders on or about June 22, 2005. For information regarding the transaction applicable to Arelnet’s shareholders, including information pertaining to a tax ruling from the Israel Tax Authority, readers may view Arelnet’s filings with the Israel Securities Authority at http://www.magna.isa.gov.il/.

Airspan Networks is a leading provider of broadband wireless access solutions for both licensed and unlicensed operators worldwide. A founding member of the WiMAX Forum, Airspan has a broad portfolio of wireless access products, including its recently-announced new AS.MAX product family that is compliant with the IEEE 802.16-2004 standard (WiMAX) and upgradeable to the 802.16e version of the standard. Airspan’s WiMAX and WipLL product portfolios also support the Voice over Internet Protocol (VoIP).

ArelNet Ltd. is a pioneer in VoIP network infrastructure equipment and solutions, including soft switches and gateways supporting all major VoIP standards. ArelNet has extensive experience worldwide, having installed network equipment with a capacity exceeding two billion minutes per year.

“This acquisition represents a major milestone for the growth of Airspan,” said Eric Stonestrom, president and chief executive officer of Airspan Networks. “With the addition of the ArelNet product line to our portfolio, our leadership position in wireless VoIP and WiMAX will be considerably strengthened. We expect ArelNet's switching and gateway technologies will allow us to develop carrier-grade voice telephony solutions for WiMAX and WipLL systems. We believe that our customers who use WiMAX will require voice services as a very important feature of their service offerings, and with ArelNet products integrated with our solutions, we will now be able to offer them an end-to-end solution with quality of service at a level consistent with that provided by traditional telephone company voice services.”

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Heli (Rachel) Ben Nun, ArelNet’s chief executive officer, commented: “We are delighted about the completion of the merger with Airspan and look forward to a fruitful future. We believe that our shareholders have and will benefit greatly from this merger. With ArelNet’s products and skilled employees, Airspan will continue to be a leader in the arena of VoIP solutions over WiMAX networks.”

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About Airspan Networks

Airspan Networks is a worldwide leader in Broadband Access wireless communications, having delivered systems with more than 1 million lines of capacity to over 300 customers in more than 95 countries. Airspan's products are being used by carriers, service providers and in enterprise networks to deliver carrier-class voice, high-speed data and Voice over IP (VoIP) services. Airspan's product portfolio contains an extensive range of Point to Multipoint (PMP) and Point-to-Point (PtP) products covering both licensed and unlicensed bands between 700MHz and 6GHz, including both PCS and 3.5GHz international bands. Airspan is at the forefront of WiMAX development as a founding member and Board member of the WiMAX Forum(TM). Airspan is headquartered in Boca Raton, Florida with its main operations centre in Uxbridge, United Kingdom.

For more information, please visit http://www.airspan.com

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements made in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements also include statements concerning Airspan’s ability to seize growth opportunities, earn cash and add to revenues and earnings, and are subject to risks and uncertainties that could cause actual results to differ materially. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers, and specifically with respect to this announcement, our ability to successfully integrate ArelNet’s operations into our business, and to successfully sell its products The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.

For media and Investment inquiries, contact:

Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8671
Email: paronstam@airspan.com